PRESS RELEASE
FOR IMMEDIATE RELEASE
February 26, 2010

Contact:  W. Guy Ormsby
          Executive Vice President, Chief Financial Officer and Treasurer
          Telephone: (413) 594-6692

          Chicopee Bancorp, Inc. Announces Fourth Stock Repurchase Plan

Chicopee Bancorp, Inc. (the, "Company") (Nasdaq: CBNK), the holding company for Chicopee Savings Bank, announced today that its Board of Directors has approved its fourth stock repurchase program (the "Repurchase Program"). Under the Repurchase Program, the Company intends to repurchase up to 318,952 shares, or approximately 5%, of the Company's outstanding shares of common stock. The Repurchase Program will be conducted solely through a Rule 10b5-1 repurchase plan with Stifel, Nicolaus & Company, Incorporated. Stifel Nicolaus will conduct repurchases based upon the parameters of the Rule 10b5-1 repurchase plan. Repurchased shares will be held in treasury. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

This is the Company's fourth repurchase program announced since becoming a public company in July 2006. The Company's third repurchase program was completed on November 25, 2009, under which 335,000 shares were purchased at a total cost of approximately $4.3 million or $12.98 per share.

Chicopee Bancorp, Inc. is a publicly owned corporation and the holding company for Chicopee Savings Bank. Chicopee Savings Bank is headquartered in Chicopee, Massachusetts and operates nine offices in West Springfield, Ludlow, Chicopee, Ware, and South Hadley Massachusetts. Chicopee Savings Bank offers a broad array of retail and commercial lending and deposit services.

This  news  release  may  contain  forward-looking  statements,   which  can  be
identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.